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                                                          Exhibit 12(a)(1)(xvii)

                                                       UNITED KINGDOM PROSPECTUS

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SARA LEE CORPORATION
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PROSPECTUS

OFFER TO EXCHANGE SHARES OF SARA LEE CORPORATION COMMON STOCK FOR SHARES OF COACH, INC. COMMON STOCK

INFORMATION AGENT FOR THE EXCHANGE OFFER:
MORROW & CO., INC.

DEALER MANAGER FOR THE EXCHANGE OFFER:
GOLDMAN, SACHS & CO.

DATED: MARCH 8, 2001
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                             IMPORTANT INFORMATION

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT YOU SHOULD CONSULT A PERSON AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986 WHO SPECIALISES IN ADVISING ON THE ACQUISITION OF SHARES AND OTHER SECURITIES.

There are restrictions on the offer and sale of the shares of Coach common stock offered hereby in the United Kingdom. Compliance must be made with all applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 (the "POS Regulations") with respect to anything done by any person in relation to the shares of Coach common stock in, from or otherwise involving the United Kingdom.

This Prospectus has been drawn up in accordance with the POS Regulations.

A copy of this Prospectus has been delivered for registration to the Registrar of Companies in England and Wales in accordance with Regulation 4(2) of the POS Regulations.

This Prospectus consists of two parts:

Part I: an offering circular-prospectus which is part of a registration statement that has been filed with the Securities and Exchange Commission of the United States of America ("SEC"); and

Part II: certain additional information required by the POS Regulations for the purpose of the offering by Sara Lee of the shares of Coach common stock in the United Kingdom.

Sara Lee stockholders in the United Kingdom are advised that (i) in making any investment decision in connection with the offering by Sara Lee of shares of Coach common stock, no reliance should be placed on any document issued by or on behalf of Sara Lee and/or Coach or any other person, except this Prospectus and the letter of transmittal and (ii) any acceptance by them of the exchange offer is or will be made on the basis of a representation that in making any such investment decision, no reliance has been placed on any document issued by or on behalf of Sara Lee and/or Coach or any other person other than this Prospectus and the letter of transmittal.

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                     PART I - OFFERING CIRCULAR-PROSPECTUS

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PART II - CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE POS REGULATIONS FOR THE
 PURPOSE OF THE OFFERING BY SARA LEE OF THE SHARES OF COACH COMMON STOCK IN THE
                                 UNITED KINGDOM

 1. Coach, the directors of Coach (whose names and functions appear in the section entitled "Management" in Part I of this Prospectus) and Sara Lee accept responsibility for the information contained in this Prospectus. To the best of the knowledge of Coach's directors, the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information. The business address of Coach and each of Coach's directors is c/o Coach, Inc., 516 West 34th Street, New York, New York 10001. The business address of Sara Lee is Three First National Plaza, 70 West Madison Street, Chicago, Illinois 60606. The directors of Coach confirm that the audited financial statements of Coach appearing on pages F-3 to F-6 of Part I of this Prospectus (and the notes thereto), have been properly prepared in accordance with generally accepted accounting principles in the US in order to comply with Coach's reporting requirements under the US Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that they accept responsibility for such audited financial statements. In addition, the directors of Coach consent to the inclusion of the unaudited interim financial statements of Coach as at December 30, 2000, and for the twenty-six weeks ended, January 1, 2000 appearing on pages F-3 to F-6 in Part I of this Prospectus and accept responsibility for such unaudited interim financial statements. These unaudited interim financial statements were prepared by Coach in accordance with generally accepted accounting principles in the US in order to comply with Coach's reporting requirements under the Exchange Act. Arthur Andersen LLP, whose business address is 33 West Monroe Street, Chicago, Illinois 60603, consents to the inclusion in this Prospectus of its report on the financial statements of Coach contained on page F-2 in Part I of this Prospectus and for the purposes of Regulation 13 of the POS Regulations accepts responsibility for such report in the form and context in which it appears in this Prospectus and confirms that it has not become aware, since the date of that report, of any matter affecting the validity of that report at that date.

 2. Coach, Inc. was incorporated on June 1, 2000, in the state of Maryland in the United States.

 3. The liability of the stockholders of Coach is limited.

 4. The nature of the business of Coach and the objects and purposes to be transacted, promoted or carried on by it are set out in Article III of its Articles of Incorporation and are: to engage in any lawful act or activity for which corporations may be organised under the general laws of the State of Maryland as now or after the date of incorporation of Coach are in force.

 5. Coach is a Maryland corporation and is governed by the General Corporation Law of Maryland and the regulations made thereunder.

 6. Coach's registered office in Maryland is at 300 East Lombard Street, Baltimore, Maryland, 21202. Maryland corporations are not issued with registered numbers.

 7. The authorised and issued share capital of Coach is as follows:

                                   AUTHORISED SHARE CAPITAL        ISSUED SHARE CAPITAL
                        NOMINAL    -------------------------   -----------------------------
CLASS OF SHARES          VALUE       (NUMBER)      (AMOUNT)     (NUMBER)    (AMOUNT PAID UP)
---------------         --------   ------------   ----------   ----------   ----------------
Common Stock..........    $.01     100,000,000    1,000,000    43,513,333      126,287,560

Preferred Stock.......    $.01      25,000,000      250,000             0                0

    All issued shares of Coach common stock are fully paid-up.

 8. The shares of Coach common stock to be exchanged pursuant to the exchange offer have been approved for listing and trading on the New York Stock Exchange ("NYSE") under the symbol "COH." The NYSE is not a "recognised investment exchange" for the purposes of the

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    POS Regulations and the shares of Coach common stock to be exchanged pursuant to the exchange offer have not been admitted to dealings on a recognised investment exchange nor has any application for admission of such shares of Coach common stock to a recognised investment exchange been made. Apart from the listing and trading of the shares of Coach common stock to be exchanged pursuant to the exchange offer on the NYSE there are not, nor are there intended to be, any other arrangements for there to be dealings in such shares of Coach common stock.

 9. The following (each of which is wholly-owned by Coach) are the sole subsidiaries of Coach:

       Coach Stores Puerto Rico, Inc., a Delaware corporation

       Coach Leatherware International, Inc., a Delaware corporation

       Coach (U.K.) Limited, a company incorporated in England and Wales with limited liability

       Coach Europe Services S.r.I., an Italian limited liability company

    Coach's holding company is Sara Lee.

 10. As at the date of this Prospectus, Sara Lee holds approximately 80.5% of Coach's voting capital. Insofar as Coach is aware, as at such date, there are no other persons who, directly or indirectly, jointly or severally, exercise or could exercise control over Coach.

 11. Sara Lee estimates that its costs in connection with the exchange offer, including the cost of preparing, printing and distributing the offering materials to its stockholders, accounting fees, legal fees and commissions payable to soliciting dealers and the fees payable to the information agent and the exchange agent to be $15 million. These costs are payable by Sara Lee. Coach will pay its own legal fees in connection with the exchange offer.

 12. Coach was incorporated on June 1, 2000 and, therefore, has not completed its first fiscal year as an independent publicly traded company. Until October 2000, its executive officers and directors participated in Sara Lee compensation plans. Under these plans, the aggregate renumeration paid and benefits in kind granted by Sara Lee to Coach's current directors was $2,759,349 during the financial year ended July 1, 2000. Under the arrangements in force as at the date of this Prospectus, Coach estimates that the aggregate amount payable and benefits in kind to be granted to its directors during its current financial year is $2,693,000.

 13. Save as disclosed in the section of Part I of this Prospectus entitled "Management," none of the directors of Coach have any interest, whether beneficial or non-beneficial, in the share capital of Coach.

 14. In relation to the significant recent trends concerning the developments of Coach's business since the last completed financial year of the Coach business, see the section of Part I of this Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coach, Inc. - First Six Months of Fiscal 2001 compared to First Six Months of Fiscal 2000."

 15. In relation to Coach's prospects for the current financial year, see the section of Part I of this Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coach, Inc. - First Six Months of Fiscal 2001 Compared to First Six Months of Fiscal 2000."

 16. As of the date of this Prospectus, neither Coach nor any member of its group is engaged in any legal or arbitration proceedings and no legal or arbitration proceedings are pending or, to the best of Coach's knowledge, threatened against, or being brought by, Coach or any

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     member of its group which are having or may have a significant effect on
     Coach's financial position.

 17. See below in relation to certain UK tax matters.

THE FOLLOWING SUMMARY IS INTENDED AS A GENERAL GUIDE ONLY. IT IS BASED ON LAW AND INLAND REVENUE PRACTICE CURRENTLY IN FORCE, IS NOT EXHAUSTIVE AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. THE SUMMARY RELATES SOLELY TO THE HOLDERS OF SHARES OF SARA LEE COMMON STOCK AND/OR PURSUANT TO THE EXCHANGE OFFER AND SUBSEQUENT SPIN-OFF, IF NECESSARY, HOLDERS OF SHARES OF COACH COMMON STOCK, WHO ARE RESIDENT AND, IF INDIVIDUALS, ORDINARILY RESIDENT IN THE UNITED KINGDOM FOR UNITED KINGDOM TAX PURPOSES, WHO ARE THE ABSOLUTE BENEFICIAL OWNERS OF THEIR SHARES OF SARA LEE COMMON STOCK AND/OR SHARES OF COACH COMMON STOCK, AND WHO HOLD THEIR SHARES OF SARA LEE COMMON STOCK AND/OR SHARES OF COACH COMMON STOCK AS INVESTMENTS AND NOT AS ASSETS TO BE REALISED IN THE COURSE OF A TRADE ("UK HOLDERS"). THE SUMMARY ASSUMES THAT THE RELEVANT UK HOLDER IS NOT A COMPANY WHICH, EITHER DIRECTLY OR INDIRECTLY, CONTROLS 10% OR MORE OF THE VOTING POWER OF SARA LEE AND THAT THE REGISTER EVIDENCING TITLE TO THE SHARES OF SARA LEE COMMON STOCK AND SHARES OF COACH COMMON STOCK IS AND WILL REMAIN OUTSIDE THE UNITED KINGDOM AT ALL TIMES.

TAXATION OF DIVIDENDS

Where a UK Holder is entitled to a dividend or other income distribution in respect of that UK Holder's shares of Sara Lee common stock and/or shares of Coach common stock, such UK Holder may, depending upon the UK Holder's particular circumstances, be subject to United Kingdom income tax or corporation tax on the gross amount of the dividend or other income distribution. Credit may be available for any US tax withheld on the dividends or other income distribution.

Where a UK paying agent makes a payment in respect of a dividend payable in respect of the shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, that person will be required to withhold an amount on account of United Kingdom income tax at the Schedule F ordinary rate which is currently 10 percent, unless INTER ALIA:

     (i) the shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, are held in a "recognised clearing system" (each of DTC, Euroclear and Clearstream has been designated as a "recognised clearing system" for this purpose); or

    (ii) the beneficial owner of the shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, and the related dividends is not resident in the United Kingdom or is within a class of persons specified by regulation;

subject to any requirements which have to be satisfied for the relevant exemption to be available (including a requirement that a declaration in the form required by law be given, on the occasion of each payment, or otherwise, as the case may be, to the person by whom or through whom the payment is made, or the Inland Revenue has issued a notice to that effect to the person by whom or through whom the payment is made).

Where a person in the United Kingdom acts as a collecting agent, I.E. in the course of a trade or profession:

     (i) acts as custodian of the shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, and receives dividends thereon, or directs that dividends thereon be paid to another person, or consents to such payment; or

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    (ii) collects or secures payment of, or receives dividends on the shares of
         Sara Lee common stock and/or shares of Coach common stock, as the case may be, (other than by clearing a cheque or arranging for the clearing of a cheque); or

    (iii) otherwise acts for another person in arranging to collect or secure payment of dividends on the shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be;

    the collecting agent will be required to account for and may withhold an amount on account of United Kingdom income tax at the Schedule F ordinary rate, currently 10 per cent, unless INTER ALIA:

    (a) the relevant shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, are held in a "recognised clearing system" and the collecting agent pays or accounts for the dividends directly or indirectly to the recognised clearing system; or

    (b) the relevant shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, are held in a "recognised clearing system" for which the collecting agent acts as a depository; or

    (c) the person beneficially entitled to the dividends and the related shares of Sara Lee common stock and/or shares of Coach common stock, as the case may be, is either not resident in the United Kingdom or is within a class of persons specified by regulations;

subject to any requirements which have to be satisfied for the relevant exemptions to be available (including a requirement that a declaration in the form required by law be given to the collecting agent).

The Finance Act 2000 contains provisions abolishing the rules requiring the deduction of tax from payments made by paying and collecting agents from April 2001. In its letter dated February 15, 2001 to paying and collecting agents, the Inland Revenue stated that payments of, INTER ALIA, foreign dividends paid or collected on or after April 1, 2001 must be passed on without deduction of income tax. However, with effect from April 6, 2001 paying and collecting agents will, by way of notice, be required to make annual information returns in the specified form to the Inland Revenue under Section 18 of the Taxes Management Act 1970.

EXCHANGE OFFER AND SPIN-OFF/TAXATION OF CHARGEABLE GAINS

Although the matter is not entirely free from doubt, on the basis that neither the exchange offer nor any subsequent spin-off (nor any cash payment in respect of fractional entitlements arising pursuant thereto) involves the making of any dividend or distribution of income as a matter of United States general commercial law, UK Holders of shares of Sara Lee common stock should be treated as making a disposal, or part disposal, for the purposes of the United Kingdom taxation of chargeable gains to the extent that they receive shares of Coach common stock pursuant to the exchange offer and/or any subsequent spin-off (or any cash payments in respect of fractional entitlements arising pursuant thereto). UK Holders may, depending on their particular circumstances, incur a liability to United Kingdom taxation on any gain arising therefrom.

UK HOLDERS ARE URGED TO CONSULT THEIR OWN PROFESSIONAL ADVISERS AS TO THE CONSEQUENCES FOR THEM OF THE EXCHANGE OFFER AND ANY SUBSEQUENT SPIN-OFF AND THE HOLDING OF SHARES OF COACH COMMON STOCK PURSUANT THERETO.

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